Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 26, 2012
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES QUARTER ENDED MARCH 31, 2012 EARNINGS

PHILADELPHIA, PENNSYLVANIA, April 26, 2012— Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the quarter ended March 31, 2012.

Beneficial recorded net income of $3.9 million, or $0.05 per share, for the quarter ended March 31, 2012, compared to a net loss of $898 thousand, or ($0.01) per share, for the quarter ended March 31, 2011. Net loss for the quarter ended March 31, 2011 included a $4.1 million restructuring charge related to the implementation of the Company’s previously announced expense management reduction program.

Credit costs have decreased during the quarter ended March 31, 2012 from the same period in 2011 but continue to have a significant impact on our financial results. During the quarter ended March 31, 2012, the Bank recorded a provision for credit losses in the amount of $7.5 million compared to a provision of $10.0 million for the quarter ended March 31, 2011. Although we have seen some improvement in our credit quality with non-performing assets decreasing $5.4 million during the first quarter of 2012 to $148.7 million, as compared to $154.1 million at December 31, 2011 and $161.7 million at March 31, 2011, we continue to experience high charge-off levels. During the quarter ended March 31, 2012, we continued to build our reserves and, at March 31, 2012, the Company’s allowance for loan losses totaled $55.1 million, or 2.16% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011 and $47.4 million, or 1.71% of total loans, at March 31, 2011. We expect that the provision for credit losses will remain elevated in 2012 as we continue to focus on reducing our non-performing loan levels.

Non-interest income increased $550 thousand to $7.0 million for the quarter ended March 31, 2012 from the same period in 2011. The Company’s mortgage banking team that was established during 2011 continues to positively impact our non-interest income as we recorded mortgage banking income of $873 thousand for the quarter ended March 31, 2012.

We continued to actively manage expenses consistent with the expense management reduction program that we implemented in the first quarter of 2011. Total non-interest expense decreased $496 thousand to $29.6 million for the quarter ended March 31, 2012 compared to $30.1 million for the quarter ended March 31, 2011, excluding the $4.1 million restructuring charge.

During the quarter ended March 31, 2012, deposits remained relatively stable at $3.6 billion, decreasing $7.0 million, or 0.2%, from December 31, 2011. Loans decreased $24.5 million, or 1.0%, during the quarter ended March 31, 2012 as increases in the Company’s commercial real estate and automobile loan portfolios were offset by decreases in commercial business and residential portfolios as we continue to sell all agency eligible residential mortgage loans during the quarter. Although excess cash was invested in mortgage backed securities during the quarter, our liquidity position remains strong with cash and cash equivalents at $184.3 million at March 31, 2012. Our investment portfolio increased $187.3 million, or 13.6%, to $1.6 billion at March 31, 2012 from $1.4 billion at December 31, 2011 as a result of our decision to re-invest cash in shorter term investment securities. We continue to focus on purchasing high quality, short duration investments that provide a steady stream of cash flow even in rising interest rate environments.

Gerard Cuddy, Beneficial’s President and CEO, stated, “During the first quarter of 2012, we continued to make progress towards our goal of improving profitability and keeping capital strong. We are encouraged by the decrease in non-performing assets during the quarter and are focused on reducing our non-performing asset levels throughout 2012. We are excited to have completed our acquisition of SE Financial Corp., the parent holding company of St. Edmond’s Federal Savings Bank, on April 3, 2012. We believe this acquisition, which will increase our total assets to approximately $5.0 billion, will provide even greater strength, size and stability for our customers, employees, shareholders and the communities we serve.”

Highlights for the quarter ended March 31, 2012:

•

During the quarter, Beneficial received regulatory approval to complete its acquisition of SE Financial Corp. The results of SE Financial Corp’s operations will be included in the Company’s financial statements beginning on April 3, 2012, the date of the consummation of the acquisition.

•

The Company’s mortgage banking team that was established during 2011 continues to positively impact our non-interest income as we recorded mortgage banking income of $873 thousand for the quarter ended March 31, 2012.

•

Non-performing loans, excluding student loans, decreased $7.2 million, or 6.7%, during the quarter to $100.7 million compared to $107.9 million at December 31, 2011 and $120.1 million at March 31, 2011.

•	Non-performing assets decreased $5.4 million, or 3.5%, during the quarter to $148.7 million compared to $154.1 million at December 31, 2011 and $161.7 million at March 31, 2011.

•

At March 31, 2012, the Company’s allowance for loan losses totaled $55.1 million, or 2.16% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011 and $47.4 million, or 1.71% at March 31, 2011.

•	Capital levels improved and remain strong with tangible capital to tangible assets increasing to 11.4% at March 31, 2012 compared to 11.3% at December 31, 2011 and 10.1% at March 31, 2011.

Balance Sheet

Total assets remained relatively flat at $4.6 billion at both March 31, 2012 and December 31, 2011. Cash and cash equivalents decreased $163.6 million to $184.3 million at March 31, 2012 from $347.9 million at December 31, 2011 as excess cash was used to purchase investment securities. The investment portfolio increased $187.3 million, or 13.6%, to $1.6 billion at March 31, 2012 from $1.4 billion at December 31, 2011. We continue to focus on purchasing high quality, short duration investment securities that provide a steady stream of cash flow even in rising interest rate environments.

Loans decreased $24.5 million, or 1.0%, to $2.6 billion during the quarter ended March 31, 2012 primarily driven by management’s decision to sell agency eligible mortgage loans originated by our mortgage banking team into the secondary market to better position the Company’s balance sheet for interest rate risk, partially offset by increases in commercial real estate and automobile loans. During the quarter ended March 31, 2012, we sold $31.7 million of residential mortgage loans originated during the quarter and recorded mortgage banking income of $873 thousand related to these loan sales. During the quarter ended March 31, 2012, deposits remained relatively stable at $3.6 billion, decreasing $7.0 million, or 0.2%, from December 31, 2011.

At March 31, 2012, stockholders’ equity increased to $632.8 million, or 13.8% of total assets, compared to $629.4 million, or 13.7% of total assets, at December 31, 2011.

Net Interest Income

For the quarter ended March 31, 2012, Beneficial reported net interest income of $34.5 million, a decrease of $2.2 million from the quarter ended March 31, 2011 and a decrease of $365 thousand from the quarter ended December 31, 2011. The decrease in net interest income from the quarter ended March 31, 2011 was primarily the result of a decline in interest earning assets due to a decision made in 2011 to shrink the balance sheet and run-off higher cost municipal deposits to strengthen capital, improve our net interest margin and lower loan balances. Despite the low interest rate environment, our net interest margin remained relatively stable, totaling 3.26% for the quarter ended March 31, 2012 as compared to 3.27% for the quarter ended March 31, 2011 and 3.23% for the quarter ended December 31, 2011, largely due to our efforts to re-price deposits.

We have been able to lower the cost of our liabilities to 0.90% for the quarter ended March 31, 2012 compared to 1.06% and 0.95% for the quarters ended March 31, 2011 and December 31, 2011, respectively, by reducing borrowings and re-pricing higher cost deposits. The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposit portfolio as we have run-off higher cost, non-relationship-based municipal deposits. In addition, rates have dropped in all other deposit categories from March 31, 2011 to March 31, 2012 consistent with the overall interest rate environment.

Non-interest Income

For the quarter ended March 31, 2012, non-interest income totaled $7.0 million, an increase of $550 thousand, or 8.5%, from the quarter ended March 31, 2011. The increase was primarily due to an $805 thousand increase in mortgage banking income recognized during the first quarter of 2012 in connection with the sale of mortgages, partially offset by a $376 thousand decrease in insurance and advisory income.

Non-interest income for the quarter ended March 31, 2012 remained relatively consistent compared to the quarter ended December 31, 2011.

Non-interest Expense

For the quarter ended March 31, 2012, non-interest expense totaled $29.6 million, a decrease of $4.6 million, or 13.4%, from the quarter ended March 31, 2011. The decrease in non-interest expense was primarily due to a $4.1 million restructuring charge related to the expense management reduction program that was implemented in the first quarter of 2011. We have seen reductions in salaries and employee benefits, occupancy, depreciation, amortization and maintenance expense for the quarter ended March 31, 2012 compared to a year ago as a result of the cost savings initiative put in place related to the expense management reduction program.

Non-interest expense for the quarter ended March 31, 2012 increased $425 thousand, or 1.5%, from the quarter ended December 31, 2011. The main drivers of the increase in non-interest expense from the quarter ending December 31, 2011 included a $964 thousand increase in salaries and employee benefits as we continued to enhance our lending and credit functions, partially offset by a decrease in loan expenses.

Income taxes

For the quarter ended March 31, 2012, we recorded a provision for income taxes of $443 thousand reflecting an effective rate of 10.1% compared to a benefit for income taxes of $112 thousand for the quarter ended March 31, 2011 and $1.7 million for the quarter ended December 31, 2011. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Company as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code. Results for the quarter ended December 31, 2011 also include the reversal of a charitable contribution valuation allowance recorded in prior periods that is now realizable based on current earnings levels.

Asset Quality

Non-performing loans, including loans 90 days past due and still accruing, decreased to $126.8 million at March 31, 2012, compared to $136.3 million at December 31, 2011 and $145.2 million at March 31, 2011. Non-performing loans at March 31, 2012 included $26.1 million of government guaranteed student loans, which represented 20.6% of total non-performing loans. Net charge-offs during the quarter ended March 31, 2012 were $6.6 million, compared to $8.4 million for the quarter ended December 31, 2011 and $8.0 million for the quarter ended March 31, 2011. At March 31, 2012, the Company’s allowance for loan losses totaled $55.1 million, or 2.16% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011 and $47.4, or 1.71%, at March 31, 2011.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits have largely been retained in cash or invested in high quality government-backed securities. In addition, at March 31, 2012, we had the ability to borrow up to $1.2 billion from the FHLB of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios as of March 31, 2012 compared to December 31, 2011 as well as our excess capital over regulatory minimums as of March 31, 2012 to be considered well capitalized, are as follows:

			Minimum Well	Excess Capital
	3/31/2012	12/31/2011	Capitalized Ratio	3/31/2012
Tangible Capital	11.40%	11.30%
Tier 1 Capital (to average assets)	10.02%	9.67%	5%	$223,864
Tier 1 Capital (to risk weighted assets)	18.04%	18.09%	6%	$298,122
Total Capital (to risk weighted assets)	19.30%	19.35%	10%	$230,390

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices, as of March 31, 2012, in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$42,391	$41,130	$46,300
Interest-bearing deposits	141,929	306,826	219,287

Total cash and cash equivalents	184,320	347,956	265,587

Investment Securities:
Available-for-sale	1,091,268	875,011	1,385,388
Held-to-maturity	454,659	482,695	77,912
Federal Home Loan Bank stock, at cost	17,986	18,932	22,082

Total investment securities	1,563,913	1,376,638	1,485,382

Loans:	2,551,660	2,576,129	2,775,715
Allowance for loan losses	(55,120)	(54,213)	(47,411)

Net loans	2,496,540	2,521,916	2,728,304

Accrued Interest Receivable	16,917	16,401	19,095

Bank Premises and Equipment, net	59,623	59,913	61,994

Other Assets:
Goodwill	110,486	110,486	110,486
Bank owned life insurance	35,648	35,277	34,169
Other intangibles	12,423	13,334	16,059
Other assets	117,018	114,183	180,876

Total other assets	275,575	273,280	341,590

Total Assets	$4,596,888	$4,596,104	$4,901,952

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$292,241	$278,968	$311,890
Interest bearing deposits	3,295,538	3,315,834	3,643,693

Total deposits	3,587,779	3,594,802	3,955,583
Borrowed funds	235,339	250,335	260,321
Other liabilities	140,928	121,587	77,408

Total liabilities	3,964,046	3,966,724	4,293,312

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock—$.01 par value	—	—	—
Common Stock – $.01 par value	823	823	823
Additional paid-in capital	351,638	351,107	348,941
Unearned common stock held by employee stock ownership plan	(19,195)	(19,856)	(21,827)
Retained earnings (partially restricted)	319,213	315,268	303,334
Accumulated other comprehensive (loss) income, net	(2,186)	(1,162)	(9,177)
Treasury stock, at cost	(17,451)	(16,800)	(13,454)

Total stockholders’ equity	632,842	629,380	608,640

Total Liabilities and Stockholders’ Equity	$4,596,888	$4,596,104	$4,901,952

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
INTEREST INCOME:
Interest and fees on loans	$32,309	$33,672	$35,827
Interest on overnight investments	161	287	102
Interest on trading securities	—	—	26
Interest and dividends on investment securities:
Taxable	9,163	8,745	9,972
Tax-exempt	792	823	992

Total interest income	42,425	43,527	46,919

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,205	1,555	2,430
Money market and savings deposits	2,121	2,160	2,405
Time deposits	2,591	2,886	3,119

Total	5,917	6,601	7,954
Interest on borrowed funds	2,056	2,109	2,269

Total interest expense	7,973	8,710	10,223

Net interest income	34,452	34,817	36,696
Provision for loan losses	7,500	8,500	10,000

Net interest income after provision for loan losses	26,952	26,317	26,696

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	2,161	1,618	2,537
Service charges and other income	3,572	4,327	3,625
Mortgage banking income	873	1,087	68
Net gain on sale of investment securities	441	36	186
Trading securities profits	—	—	81

Total non-interest income	7,047	7,068	6,497

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,324	13,360	15,009
Occupancy expense	2,463	2,702	3,093
Depreciation, amortization and maintenance	2,159	2,127	2,248
Marketing expense	882	469	897
Intangible amortization expense	912	910	860
FDIC Insurance	1,034	1,018	1,639
Restructuring charge	—	—	4,096
Other	7,837	8,600	6,361

Total non-interest expense	29,611	29,186	34,203

Income (Loss) before income taxes	4,388	4,199	(1,010)

Income tax expense (benefit)	443	(1,677)	(112)

NET INCOME (LOSS)	$3,945	$5,876	$(898)

EARNINGS (LOSS) PER SHARE – Basic	$0.05	$0.08	$(0.01)
EARNINGS (LOSS) PER SHARE – Diluted	$0.05	$0.08	$(0.01)

Average common shares outstanding – Basic	77,047,170	77,070,444	77,006,186
Average common shares outstanding – Diluted	77,225,687	77,194,042	77,006,186

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data of the Company (Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2012		December 31, 2011		March 31, 2011
	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate
Investment Securities:	$1,667,344	2.43%	$1,692,094	2.33%	$1,701,557	2.61%
Trading Securities	—	—	—	—	9,027	1.19%
Overnight investments	254,997	0.25%	449,836	0.25%	162,961	0.25%
Stock	18,537	0.11%	19,225	0.00%	22,766	0.08%
Other Investment securities	1,393,810	2.86%	1,223,033	3.13%	1,506,803	2.91%

Loans:	2,563,669	5.05%	2,618,977	5.13%	2,796,336	5.16%
Residential	615,397	4.85%	649,708	4.85%	704,235	4.92%
Commercial Real Estate	712,086	4.93%	713,217	5.11%	785,784	5.08%
Business and Small Business	499,460	5.79%	513,175	5.75%	527,567	5.65%
Personal Loans	736,726	4.83%	742,877	4.96%	778,750	5.11%

Total Interest Earning Assets	$4,231,013	4.02%	$4,311,071	4.03%	$4,497,893	4.19%

Deposits:	$3,313,611	0.72%	$3,385,550	0.78%	$3,640,149	0.89%
Savings	809,444	0.60%	760,412	0.62%	707,519	0.72%
Money Market	535,413	0.68%	562,652	0.69%	622,845	0.75%
Demand	490,026	0.22%	463,205	0.21%	408,754	0.25%
Demand—Municipals	658,811	0.57%	757,294	0.69%	1,025,436	0.86%
Total Core Deposits	2,493,694	0.54%	2,543,563	0.58%	2,764,554	0.71%

Time Deposits	819,917	1.27%	841,987	1.36%	875,595	1.44%

Borrowings	246,380	3.36%	250,332	3.35%	267,131	3.44%

Total Interest Bearing Liabilities	$3,559,991	0.90%	$3,635,882	0.95%	$3,907,280	1.06%

Non-interest bearing deposits	276,228		270,361		281,391

Net interest margin		3.26%		3.23%		3.27%

ASSET QUALITY INDICATORS

	March 31,	December 31,	March 31,
(Dollars in thousands)	2012	2011	2011
Non-performing assets:
Non-accruing loans	$100,713	$107,907	$120,102
Accruing loans past due 90 days or more*	26,091	28,423	25,112

Total non-performing loans**	126,804	136,330	145,214

Real estate owned	21,905	17,775	16,449

Total non-performing assets	$148,709	$154,105	$161,663

Non-performing loans to total loans	4.97%	5.29%	5.23%
Non-performing assets to total assets	3.23%	3.35%	3.30%
Non-performing assets less accruing loans past due 90 days or more to total assets	2.67%	2.73%	2.79%
ALLL to total loans	2.16%	2.10%	1.71%
ALLL to non-performing loans	43.47%	39.77%	32.65%

*	Includes $26.1 million, $28.4 million and $25.1 million in government guaranteed student loans as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
**	Includes $14.7 million, $22.2 million and $27.7 million of troubled debt restructured loans (TDRs) as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

Impaired loan charge offs as a percentage of the unpaid principal balances at March 31, 2012 are as follows:

At March 31, 2012 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$32,765	$46,755	$(13,990)	29.92%
Commercial Business	25,874	30,602	(4,728)	15.45%
Commercial Construction	27,121	50,155	(23,034)	45.93%
Residential Real Estate	11,681	12,403	(722)	5.82%
Residential Construction	1,885	2,149	(264)	12.28%
Consumer Personal	1,387	1,558	(171)	10.98%

Total Impaired Loans	$100,713	$143,622	$(42,909)	29.88%

Key Performance ratios (annualized) are as follows for the quarter and year ended as indicated:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.35%	0.49%	(0.06)%
Return on average equity	2.54%	3.68%	(0.48)%
Net interest margin	3.26%	3.23%	3.27%
Efficiency ratio	71.35%	69.80%	78.91%
Tangible Common Equity	11.40%	11.30%	10.10%